EXHIBIT 99.1

NEWS FOR RELEASE: September 22, 2004, 4 p.m. ET           CONTACT:  Lee Brown
                                                          719-481-7213
                                                          lbrown@ramtron.com

                       RAMTRON CFO LUANN HANSON TO RESIGN

              Ramtron Board Member Eric Balzer to be Named Interim CFO

COLORADO SPRINGS, CO-September 22, 2004 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) announced today that Chief Financial Officer LuAnn Hanson will resign from her position effective October 8, 2004. Ramtron Director Eric Balzer will be named interim CFO effective October 8, 2004. Ms. Hanson has agreed to provide Ramtron with financial consulting services while the company conducts an executive search for a new CFO.

"This has been a difficult decision, especially in light of the fact that I firmly believe Ramtron is on solid financial footing and has a bright future with its products and technology," said Ms. Hanson. "After my departure, I plan to aid Ramtron in its transition to a new CFO and pursue some long-standing personal interests and independent business opportunities."

"Ramtron has been fortunate to have had LuAnn's unparalleled dedication and professional counsel for the last 11 years," said Bill Staunton, Ramtron chief executive officer. "We will surely miss her insight and contributions to our executive management team and wish her the best in her new endeavors."

Eric Balzer has served as a director of Ramtron since 1998 and has been a member of Ramtron's audit committee since 1999. During his tenure as interim CFO, Mr. Balzer will step down from Ramtron's audit committee and compensation committee and will be replaced on both committees by Ramtron Director Klaus Fleischmann. Mr. Balzer plans to remain a director of the company.

From 1990 until his retirement in 1999, Mr. Balzer served as senior vice president of operations for Advanced Energy Industries, Inc., which develops, manufactures and markets power conversion devices for the semiconductor equipment industry. Earlier, Mr. Balzer held corporate finance positions at various organizations including controller for IBM's Corporate Systems Technology Division, VP of finance and administration for Lewis Energy, as well as accounting manager and internal auditor for Shell Oil. Mr. Balzer holds a bachelor's degree in Finance from the University of Colorado.

Klaus Fleischmann has served as a director of Ramtron since May 2001 and currently serves as the vice president of business development for Infineon Technology AG.

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About Ramtron
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Ramtron International Corporation (NASDAQ: RMTR) is the leading supplier of non-volatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. Ramtron's patented FRAM technology allows devices to perform the functions of both RAM and non-volatile memory in a single chip. Its unique benefits are revolutionizing memory-based designs in a variety of automotive, communications, computing, consumer, industrial control, medical, and metering applications. Additionally, Ramtron works with various leading-edge licensees and manufacturers to bring its technology to market. For more information, please visit www.ramtron.com (http://www.ramtron.com).

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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